Exhibit 99.1


      Angelica Announces First Quarter Fiscal Year 2007 Results

      Company Reaffirms Fiscal 2007 Revenue and Earnings Targets


    ST. LOUIS--(BUSINESS WIRE)--June 4, 2007--Angelica Corporation (NYSE: AGL), announced today financial results for the three months ended April 28, 2007.

    Revenues for the first quarter of fiscal 2007 were $107.8 million, up 0.7% from the first quarter of fiscal 2006. Total healthcare revenues increased 1.9% while non-healthcare revenues declined 29.3% due to the divestiture of non-healthcare accounts. Organic revenue growth excluding the impact of acquisitions and divestitures was 1.0%. Pricing improvements generated 4.0% of organic growth which was partially offset by a 3.0% volume decline, primarily related to a large customer contract which was terminated last fall by Angelica due to the contract's poor profitability.

    Gross profit for the first quarter of fiscal 2007 was $14.3 million, down 3.1% from $14.7 million in the first quarter of fiscal 2006. Gross margin for the first quarter of fiscal 2007 was 13.3%, down from 13.8% in the first quarter of fiscal 2006. The decline in gross margin was primarily related to operational difficulties in the Edison, New Jersey service center, which negatively impacted operations in the New York City/New Jersey area. Gross profit from this area was down $1.9 million in the first quarter fiscal 2007 from first quarter fiscal 2006 due to higher production payroll, repairs and maintenance and delivery costs incurred to correct deficiencies at the Edison facility. Excluding the New York City/New Jersey area, gross margin increased to 15.6% in first quarter fiscal 2007 from 14.1% in first quarter fiscal 2006.

    Selling, general & administrative expenses (SG&A) for the first quarter of fiscal 2007 were $13.4 million, down 7.0% from $14.4 million in the first quarter of fiscal 2006. As a percentage of revenue, SG&A declined to 12.4% in the first quarter fiscal 2007 from 13.5% in the first quarter fiscal 2006. This decline was primarily the result of several one-time expenses in fiscal 2006, including $0.6 million of operations consulting fees and $0.3 million of legal expenses which did not occur in fiscal 2007.

    Other operating income for the first quarter of fiscal 2007 was $0.2 million from insurance recovery proceeds versus $0.6 million from real estate sale proceeds in the first quarter of fiscal 2006. In the first quarter of fiscal 2007, the Company had non-operating income of $0.3 million versus $0.1 million of non-operating expense in the first quarter of fiscal 2006, reflecting interest income in both periods offset by a $0.3 million charge for our natural gas hedge in fiscal 2006. Interest expense for the first quarter of fiscal 2007 was $2.3 million, up 5.2% from $2.2 million in the first quarter of fiscal 2006 due to higher interest rates.

    Net loss for the first quarter of fiscal 2007 was $1.1 million versus a net loss of $1.5 million in the first quarter of fiscal 2006. Loss per share was $0.12 in the first quarter of fiscal 2007 versus $0.16 in the first quarter of fiscal 2006.

    Commenting on the results, Steve O'Hara, chairman, president and chief executive officer, stated, "While we are disappointed that the difficulties in our Edison, New Jersey facility dragged down New York City/New Jersey gross profit by $1.9 million, we are pleased by our progress in the rest of the country and believe we have put most of the Edison problems behind us in May. We continue to expect to increase EBITDA from $31.4 million in fiscal 2006 to between $37 million and $41 million in fiscal 2007. We expect also that revenues for fiscal 2007 will be between $440 million and $450 million, or approximately 5% higher than fiscal 2006."

    Earnings before interest, income taxes, depreciation and amortization (EBITDA) does not appear as a line item on the Company's consolidated statements of income under generally accepted accounting principles (GAAP). Because EBITDA excludes interest and income taxes, we believe that it provides insight with respect to our ongoing operating results irrespective of our capital structure, and because EBITDA excludes depreciation and amortization, it provides a basis for measuring our financial performance unrelated to historical costs or carrying values of long-lived assets. We are frequently asked by analysts and other investors about EBITDA because it is commonly used by them as a measurement of financial performance to analyze and compare companies on the basis of operating performance alone. We use EBITDA internally as managers to evaluate our performance against peer companies as well. Our credit facility also requires us to report to our lenders our compliance with certain financial ratios that are based in part on EBITDA.

    Since EBITDA is not a measure of financial performance under GAAP, it should not be considered in isolation or as an alternative to operating income, as determined in accordance with GAAP, as a measure of our operating performance, or as an alternative to cash flows from operating activities, as determined in accordance with GAAP, as a measure of our liquidity. There are material limitations to the use of EBITDA as a financial measure. For example, EBITDA does not measure the capital we require to maintain our fixed assets and does not take into account the total amount of interest we pay on outstanding debt, nor does it show trends in interest costs due to changes in our level of borrowings or interest rates. In addition, EBITDA does not necessarily indicate whether cash flows will be sufficient or available for our cash requirements. Moreover, since EBITDA is not defined by GAAP, other companies who disclose EBITDA may not calculate EBITDA on exactly the same basis that we do. The following presents a reconciliation of EBITDA for the 2006 fiscal year to our reported income from continuing operations for the 2006 fiscal year (in thousands):



Income from continuing operations               $  3,633
Interest expense                                   9,412
Income tax benefit                                (1,286)
Depreciation                                      15,143
Amortization                                       4,498
EBITDA                                          $ 31,400


    Angelica Corporation, traded on the New York Stock Exchange under the symbol AGL, is a leading provider of textile rental and linen management services to the U.S. healthcare market. More information about Angelica is available on its website, www.angelica.com.

    Forward-Looking Statements

    Any forward-looking statements made in this document reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. These potential risks and uncertainties include, but are not limited to, competitive and general economic conditions, the ability to retain current customers and to add new customers in competitive market environments, competitive pricing in the marketplace, delays in the shipment of orders, availability of labor at appropriate rates, availability and cost of energy and water supplies, the cost of workers' compensation and healthcare benefits, the ability to attract and retain key personnel, the ability of the Company to recover its seller note and avoid future lease obligations as part of its sale of Life Uniform, the ability of the Company to execute its operational strategies, unusual or unexpected cash needs for operations or capital transactions, the effectiveness of the Company's initiatives to reduce key operating costs as a percent of revenues, the ability to obtain financing in required amounts and at appropriate rates and terms, the ability to identify, negotiate, fund, consummate and integrate acquisitions, and other factors which may be identified in the Company's filings with the Securities and Exchange Commission.




Unaudited results for first quarter ended April 28, 2007 compared with same period ended April 29, 2006 (dollars in thousands, except per share amounts):


                                               First Quarter Ended
                                           ---------------------------
                                           April 28, April 29, Percent
                                             2007      2006    Change
                                           --------- --------- -------

Revenues                                   $107,777  $107,006     0.7%
Cost of services                            (93,496)  (92,265)    1.3%
                                           --------- --------- -------
 Gross profit                                14,281    14,741    -3.1%
Selling, general and administrative
 expenses                                   (13,398)  (14,412)   -7.0%
Amortization of other acquired assets        (1,063)   (1,080)   -1.6%
Other operating income, net                     198       551   -64.1%
                                           --------- --------- -------
 Income (loss) from operations                   18      (200)      nm
Interest expense                             (2,336)   (2,220)    5.2%
Non-operating income (expense), net             262       (56)      nm
                                           --------- --------- -------
 Loss before income taxes                    (2,056)   (2,476)  -17.0%
Income tax benefit                              915       977    -6.3%
                                           --------- --------- -------
Net loss                                     (1,141)   (1,499)  -23.9%
                                           --------- --------- -------

Basic loss per share                         $(0.12)   $(0.16)  -25.0%
                                           ========= ========= =======

Diluted loss per share                       $(0.12)   $(0.16)  -25.0%
                                           ========= ========= =======




Unaudited condensed balance sheets as of April 28, 2007 and January
 27, 2007
(dollars in thousands):

                                                  April 28,  January
                                                                27,
                                                    2007       2007
                                                  ---------  ---------
ASSETS
------------------------------------------------
Current Assets:
 Cash and cash equivalents                       $   4,193  $   6,254
 Receivables, less reserves of $1,164 and $848      59,784     56,874
 Linens in service                                  52,205     50,902
 Prepaid expenses and other current assets           2,389      4,019
                                                  ---------  ---------
Total Current Assets                               118,571    118,049
Property and Equipment, net                         94,686     96,456
Goodwill                                            49,259     49,259
Other Acquired Assets                               37,045     38,108
Other Long-Term Assets                              35,154     34,433
                                                  ---------  ---------

Total Assets                                     $ 334,715  $ 336,305
                                                  =========  =========

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------
Current Liabilities:
 Current maturities of long-term debt            $      30  $      96
 Life insurance policy loans                         8,332      8,298
 Accounts payable                                   31,613     32,867
 Accrued wages and other compensation                6,914      8,961
 Other accrued liabilities                          35,757     36,046
                                                  ---------  ---------
Total Current Liabilities                           82,646     86,268
Long-Term Debt, less current maturities             88,800     85,300
Other Long-Term Obligations                         15,278     17,191
Shareholders' Equity                               147,991    147,546
                                                  ---------  ---------

Total Liabilities and Shareholders' Equity       $ 334,715  $ 336,305
                                                  =========  =========




Unaudited statements of cash flows for the quarters ended April 28, 2007 and April 29, 2006


For Years Ended                                    April 28, April 29,
(Dollars in thousands)                               2007      2006
----------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Loss from continuing operations                   $(1,141)  $(1,499)
  Non-cash items included in loss from continuing
   operations:
    Depreciation                                      3,631     3,697
    Amortization                                      1,454     1,400
    Deferred income taxes                            (1,065)     (977)
    Cash surrender value of life insurance             (302)     (321)
    Gain on disposal of assets                          (29)     (551)
  Change in working capital components of
   continuing operations                             (4,829)   (1,402)
  Other, net                                           (821)      (10)
----------------------------------------------------------------------
Net cash (used in) provided by operating activities
 of continuing operations                            (3,102)      337
----------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Expenditures for property and equipment, net       (2,144)   (2,735)
  Disposals of assets                                    70       853
  Life insurance premiums paid, net                    (144)      382
----------------------------------------------------------------------
Net cash used in investing activities of continuing
 operations                                          (2,218)   (1,500)
----------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Repayments of long-term debt                      (32,866)  (26,686)
  Borrowings of long-term debt                       36,300    28,500
  Repayments of life insurance policy loans          (8,298)        -
  Borrowings from life insurance policy loans         8,514         -
  Debt issuance costs                                     -       (17)
  Dividends paid                                     (1,037)   (1,034)
  Exercise of stock options                             658        82
----------------------------------------------------------------------
Net cash provided by financing activities of
 continuing operations                                3,271       845
----------------------------------------------------------------------
CASH FLOWS FROM DISCONTINUED OPERATIONS
  Operating cash flows                                  (12)     (279)
----------------------------------------------------------------------
Net decrease in cash and cash equivalents            (2,061)     (597)
Cash and cash equivalents at beginning of year        6,254     4,377
----------------------------------------------------------------------
Cash and cash equivalents at end of period           $4,193    $3,780
======================================================================


MULTIMEDIA AVAILABLE:
http://www.businesswire.com/cgi-bin/mmg.cgi?eid=5418457


    CONTACT: Angelica Corporation
             Jim Shaffer, Chief Financial Officer, 314-854-3800 or
             Integrated Corporate Relations, Inc.
             Devlin Lander, 415-292-6855